 Exhibit 5.1

February 3, 2022

SharpLink Gaming, Inc. 333 Washington Avenue North, Suite 104 Minneapolis, MN 55401

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming, Inc., a Delaware corporation (“SharpLink US”) in connection with its Registration Statement on Form S-4 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which SharpLink US seeks to register certain of its securities to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated February 3, 2022 (the “Merger Agreement”), among SharpLink US, SharpLink Gaming Ltd., an Israeli company (“SharpLink Israel”) and the sole stockholder of SharpLink US, and SharpLink Merger Sub Ltd., an Israeli company (“Merger Sub”) and wholly-owned subsidiary of SharpLink US, pursuant to which Merger Sub will merge with and into SharpLink Israel, with SharpLink Israel remaining as the surviving company and a wholly-owned subsidiary of SharpLink US (the “Merger”).

In connection with the Merger, (i) all of the outstanding ordinary shares of SharpLink Israel will be exchanged for an identical number of shares (the “Common Shares”) of SharpLink US common stock, par value $0.0001 per share (the “Common Stock”), (ii) all of the outstanding Preferred A-1 shares of SharpLink Israel will be exchanged for an identical number of shares of Series A-1 Preferred Stock, par value $0.0001 per share, of SharpLink US (the “Series A-1 Shares”), (iii) all of the outstanding Preferred B Shares of SharpLink Israel will be exchanged for an identical number of shares of Series B Preferred Stock, par value $0.0001 per share, of SharpLink US (the “Series B Shares,” and together with the Series A-1 Shares, the “Preferred Shares”), and (iv) all options and warrants to purchase ordinary shares of SharpLink Israel (collectively, the “Options”) outstanding as of the effective time of the Merger will convert into the right to purchase an identical number of shares of Common Stock (collectively, the “Option Shares”). Accordingly, the Registration Statement seeks to register the following securities under the Securities Act to be issued or be issuable upon the effective time of the Merger (collectively, the “Securities”):

(1)	Up to a total of 28,348,563 Common Shares consisting of (A) 22,361,881 Common Shares to be issued in exchange for the outstanding ordinary shares of SharpLink Israel; (B) 199,517 Common Shares issuable upon conversion of the Preferred Shares to be issued in connection with the Merger to the current holders of Preferred A-1 Shares and Preferred B Shares of SharpLink Israel; and (C) up to a total of 5,787,165 Option Shares;

(2)	Up to a total of 5,787,165 Options; and

(3)	Up to a total of 199,517 Preferred Shares, consisting of 74,707 Series A-1 Shares and 124,810 Series B Shares.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of SharpLink US.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of SharpLink US, (ii) the proposed form of the Amended and Restated Certification of Incorporation of SharpLink US (the “Restated Certificate”), (iii) certain resolutions of the Board of Directors of SharpLink US relating to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the Merger Agreement, (vi) forms of the Options, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the General Corporation Law of the State of Delaware. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that

(a)        the Common Shares to be issued in exchange for outstanding ordinary shares of SharpLink Israel in connection with the Merger have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and nonassessable;

(b)        upon the filing of the Restated Certificate prior to the effective time of the Merger, the Preferred Shares will be duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable;

(c)        upon the filing of the Restated Certificate prior to the effective time of the Merger, the Common Shares issuable upon conversion of the Preferred Shares will be duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable;

(d)        the Options have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will constitute legal, valid and binding obligations of SharpLink US, enforceable against SharpLink US in accordance with their respective terms; and

(e)        the Option Shares have been duly authorized and, when issued and paid for in accordance with the terms of the applicable Option, will be validly issued, fully paid and nonassessable.

 The opinions expressed above are subject to the following assumptions, qualifications, and limitations:

(1) This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting the enforcement of creditors’ rights generally.

(2) This opinion is subject to the effect of general principals of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

(3) We do not express any opinion as to the enforceability of provisions of the Options purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefore, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees.

(4) With respect to the opinions expressed above, we are assuming that the Merger has been consummated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Sincerely,

FREDRIKSON & BYRON, P.A.

By: /s/ Christopher J. Melsha

Vice President